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                                                                   Exhibit 99.1

                  CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS


November 2, 2005

Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, Massachusetts 02142
Attention: David S. Barlow, Chief Executive Officer

Dear. Mr. Barlow:

The purpose of this letter is to give my consent to Molecular Insight Pharmaceuticals, Inc. (the "Company") to include me as a director-nominee in the Registration Statement on Form S-1, Form 8-A or other appropriate forms and any amendments or supplements thereto under the Securities Act of 1933, as amended, that the Company proposes to file with the Securities and Exchange Commission with respect to the its initial public offering of securities.


                                        Yours truly,

                                        /s/ Lionel Sterling
                                        ----------------------
                                        Lionel Sterling